BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE 14TH EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON SEPTEMBER 6, 2016

1.            Date, Time and Location: Held on September 6, 2016, at 16:00 hours at the office of BRF S.A. (“Company”) located at Rua Hungria, Nº 1.400, 5th floor, in São Paulo City, state of São Paulo.

2.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Presences: The meeting was duly called and held within the terms of the Company´s Bylaws, with all members of the Board of Directors present: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

4.            Agenda: To approve the undertaking by the Company of: (i) an offer by BFF International Limited, to buy back all and any of the 7.250% Senior Notes issued by BFF International Limited set to mature in 2020, guaranteed by the Company, and (ii) an offer by the Company to buy back all and any of the 5.875% Senior Notes issued by the Company set to mature in 2022 (together referred to as the “Buyback Offers”).

5.            Resolutions: Once the meeting was underway, the members of the Board of Directors approved, unanimously and without any reservations, the Buyback Offers to start on September 7, 2016. The Executive Board of the Company and that of BFF International Limited are authorized to take all the provisions and sign all the documents necessary for the implementation of the Buyback Offers, and all the acts undertaken to date for the implementation of the Buyback Offers are hereby ratified.

6.            Approval and Signature of the Minutes: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct, were signed by all those present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Counselors: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

I certify that the present minutes are an accurate and true copy of the original which is filed in Book Number 5, pages 90 to 91 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary